     As filed with the Securities and Exchange Commission on March 9, 1999

                                                       Registration No. 33-60050

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------

                                 POST-EFFECTIVE
                                 AMENDMENT NO. 3
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                 --------------

                            KIMCO REALTY CORPORATION
             (Exact name of registrant as specified in its charter)

         Maryland                                                13-2744380
(State or other jurisdiction of                               (I.R.S. Employer
 incorporation or organization)                              Identification No.)


                             3333 New Hyde Park Road
                       New Hyde Park, New York 11042-0020
                                 (516) 869-9000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                 --------------

                              Bruce Kauderer, Esq.
                             3333 New Hyde Park Road
                       New Hyde Park, New York 11042-0020
                                 (516) 869-9000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 --------------

                                    Copy to:

                              Raymond Y. Lin, Esq.
                                Latham & Watkins
                                885 Third Avenue
                            New York, New York 10022
                                 (212) 906-1200

                                 --------------

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this amendment to the Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box./x/

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box./ /

================================================================================

                                   PROSPECTUS

                            KIMCO REALTY CORPORATION

                             SHARES OF COMMON STOCK
                           ($.01 Par Value Per Share)

         This Prospectus describes our Dividend Reinvestment and Stock
Purchase Plan and relates to 500,000 shares (the "Shares") of our common stock, par value $.01 offered pursuant to the terms of the plan. By enrolling in the plan, your cash dividends on shares held by you of our common stock, par value $.01, our 7 3/4% Class A Preferred Stock, par value $1.00 per share, our 8 1/2% Class B Preferred Stock, par value $1.00 per share, our 8 3/8% Class C Preferred Stock, par value $1.00 per share and our 7 1/2% Class D Preferred Stock, par value $1.00 per share are automatically invested for you in shares of common stock, which will also earn dividends.


         Each participant in the plan who is an existing stockholder of record may elect one of the following options:


         o Full Dividend Reinvestment- Reinvest dividends on all shares of common stock and preferred stock registered in the stockholder's name. Optional cash payments may also be made of not less than $100 per payment and up to $25,000 per calendar quarter in the aggregate; or


         o Partial Dividend Reinvestment- Reinvest dividends on fewer than all shares of common stock and preferred stock registered in the stockholder's name. Optional cash payments may also be made of not less than $100 per payment and up to $25,000 per calendar quarter in the aggregate; or


         o Optional Cash Payments- Invest in additional shares of common stock by making optional cash payments of not less than $100 per payment and up to $25,000 per calendar quarter in the aggregate. Optional cash payments will be invested monthly, generally on the 15th day of the month.


         Under all of the plan's investment options, dividends (if declared) on shares of common stock credited to your dividend reinvestment account are automatically reinvested in additional shares of common stock.


         Participation in the plan provides several important benefits. A plan participant is able to make small investments at regular intervals. Shares of common stock, credited to your dividend reinvestment account, are recorded as full shares and fractional shares. Dividend reinvestment account shares and fractional shares also earn dividends, which are credited to your account. There is no charge for the service. Generally, your dividends will be invested in common stock with no brokerage fees or other administrative charges. In the event such fees exceed 5% of the cash dividends you reinvest, you will be required to pay the entire amount of such fees; however such fees currently do not and are not expected to exceed 5% of the cash dividends distributed by us. In addition, record keeping is simplified for you, since you will receive a detailed statement of your account each month an investment is made, including both optional monthly investments and the investment of dividends on a quarterly basis. Shares are held for you in safekeeping by BankBoston, N.A. ("BankBoston") as agent for the participants in the plan and Plan Administrator. This convenience provides protection against certificates being lost, stolen, or misplaced. However, upon written request, a certificate will be issued to you for any full shares in your account.


         If you are not a member of the plan, you may join the plan by delivering a signed authorization form to BankBoston. An authorization form can be obtained by request from BankBoston. Upon receipt of the authorization form, your enrollment will be processed and BankBoston will send you a confirmation.

         Participation is strictly voluntary. At any time, you may terminate your account and withdraw your shares, subject to the terms outlined in this Prospectus.

         Cash dividends are still taxable even though reinvested. In addition, the amount of brokerage commissions paid by us on your behalf will be treated as a distribution to you which is also subject to income tax. At the end of each year, you will be given a statement of dividends earned and tax withheld, if any, to assist you in preparing your tax return.


         The terms governing the plan are described in this Prospectus. We suggest that you read the Prospectus carefully and retain it for future reference.


         All questions and inquiries concerning the plan should be directed to:

                                BankBoston, N.A.
                                  c/o Equiserve
                                  P.O. Box 8040

                              Boston, MA 02266-8040
                       Attn: Dividend Reinvestment Dept. -
               Kimco Dividend Reinvestment and Stock Purchase Plan
                            Telephone: (781) 575-3400


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



                  The Date of this Prospectus is March 9, 1999

                             AVAILABLE INFORMATION


     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, accordingly, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The registration statement, the exhibits and schedules forming part thereof and the reports, proxy statements and other information we filed with the Commission in accordance with the Exchange Act can be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. If available, such information also may be accessed through the Commission's electronic data gathering, analysis and retrieval system ("EDGAR") via electronic means, including the Commission's Internet web site (http://www.sec.gov). In addition, certain of our securities are listed on the New York Stock Exchange and similar information about us can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.



     We filed with the Commission a registration statement on Form S-3 together with all amendments and exhibits, of which this Prospectus is a part, under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus or in any document incorporated by reference herein, as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to, or incorporated by reference in, the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information about us and our securities you are encouraged to refer to the registration statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The documents listed below have been filed by us under the Exchange Act with the Commission and are incorporated by reference into this Prospectus:



o Annual Report on Form 10-K for the year ended December 31, 1997, as amended (the "1997 Annual Report");



o Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;



o Current Reports on Form 8-K filed January 21, 1998, January 22, 1998, January 30, 1998, March 12, 1998, April 15, 1998, May 6, 1998, May 22, 1998,
  June 4, 1998, June 24, 1998, July 9, 1998, August 10, 1998, August 17, 1998,
  August 19, 1998, November 10, 1998, November 17, 1998, December 4, 1998 and January 29, 1999 and Current Report on Form 8-K/A on April 21, 1998; and





o Definitive proxy statement filed May 15, 1998.



     We are also incorporating by reference into this Prospectus all documents that we have filed or will file with the Commission as prescribed by Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act since the date of this Prospectus and prior to the termination of the sale of the securities offered by this Prospectus.



     This means that important information about us appears or will appear in these documents and will be regarded as appearing in this Prospectus. To the extent that information appearing in a document filed later is inconsistent with prior information, the later statement will control and the prior information, except as modified or superseded, will no longer be a part of this Prospectus.

     Copies of all documents which are incorporated by reference in this Prospectus (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference) will be provided without charge to each person, including any beneficial owner of the shares of common stock, to whom this Prospectus is delivered, upon written or oral request. Requests should be directed to the Secretary of the Company, 3333 New Hyde Park Road, New Hyde Park, New York 11042-0020 (telephone number: (516) 869-9000).


                          FORWARD-LOOKING INFORMATION


     Certain statements made or incorporated by reference in this Prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project" or similar expressions. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect our actual results, performance or achievements. Factors which may cause actual results to differ materially from current expectations include, but are not limited to, the following:


o general economic and local real estate conditions could change (for example, our tenants' business may change if the economy changes, which might affect the amount of rent they pay us or their ability to pay rent to us);

o the laws and regulations that apply to us could change (for instance, a change in the tax laws that apply to REITs could result in unfavorable tax treatment for us);

o capital availability (for instance, financing opportunities may not be available to us, or may not be available to us on favorable terms);

o our operating costs may increase; and

o suitable acquisition opportunities may not be available to us or may not be available to us on favorable terms.


     For purposes of this Prospectus, we sometimes refer to ourselves as "Kimco" or the "Company" and our status as a real estate investment trust as a "REIT."


                                  THE COMPANY


     We began operations through a predecessor in 1966, and today are one of the nation's largest publicly-traded owners and operators of neighborhood and community shopping centers (measured by gross leasable area, which we refer to as "GLA"). As of January 1, 1999, we owned interests in 436 properties, including:



o 365 neighborhood and community shopping centers;



o two regional malls;



o 61 retail store leases;



o three parcels of undeveloped land;



o one distribution center;



o one stand-alone warehouse; and



o three projects under development.



     These properties have a total of approximately 57.0 million square feet of GLA and are located in 40 states.



     We believe that we have operated, and we intend to continue to operate, in such a manner to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"). We are self-administered and self-managed through present management, which has owned and managed neighborhood and community shopping centers for more than 30 years. Our executive officers are engaged in the day-to-day management and operation of our real estate exclusively, and we administer nearly all operating functions for our properties, including leasing, legal, construction, data processing, maintenance, finance and accounting. Our executive offices are located at 3333 New Hyde Park Road, New Hyde Park, New York 11042-0020 and our telephone number is (516) 869-9000.



     In order to maintain our qualification as a REIT for federal income tax purposes, we are required to distribute at least 95% of our taxable income each year. Dividends on any preferred stock issued by us are included as distributions for this purpose. Historically, our distributions have exceeded, and we expect that our distributions will continue to exceed, taxable income each year. A portion of such distributions may constitute a return of capital. As a result of the foregoing, our consolidated net worth may decline. We, however, do not believe that consolidated stockholders' equity is a meaningful reflection of net real estate values.


                            DESCRIPTION OF THE PLAN
                         IN QUESTION AND ANSWER FORMAT

PARTICIPATION

     1. Who is eligible to enroll in the Plan?

          Any Kimco Stockholder with Kimco stock registered in their name on the records of our agent BankBoston, N.A. ("BankBoston"), may enroll in the Plan. If a stockholder has stock registered in the name of someone else (for example, with a bank, broker, or trustee), the holder may be able to arrange for that entity to handle the reinvestment of dividends. Stockholders should consult directly with the entity holding their Kimco stock to determine if they can enroll in the Dividend Reinvestment Plan. If not, the stockholder should request his or her bank, broker or trustee to have some or all of their shares registered in the holder's own name in order to participate directly.

          Stockholders who are citizens or residents of a country other than the United States, its territories and possessions should make certain that their participation does not violate local laws governing such things as taxes, currency and exchange controls, stock registration, and foreign investments.

     2. How does an eligible stockholder participate?

          To enroll in the Plan, an eligible stockholder must sign the enclosed Enrollment Form and mail it to BankBoston. If the stock is registered in more than one name (e.g. joint tenants, trustees, etc.), all registered holders must sign. You may obtain an Enrollment Form at any time by contacting BankBoston.

     3. When may an eligible stockholder join the Plan?

          As an eligible stockholder, you may join the Plan at any time. Participation will begin with the first dividend after the Enrollment Form, designating the reinvestment of dividends, is received by BankBoston, provided there is sufficient time for processing prior to the record date for that dividend, or upon the receipt of a voluntary cash investment accompanied by an Enrollment Form. Kimco's dividends are expected to be paid on the 15th of January, April, July and October to common stockholders and Class B, Class C and Class D preferred stockholders and on the 15th of February, May, August and November to Class A preferred stockholders, unless that day is not a business day (such as a Sunday), in which case they are usually paid on the first business day following. The dividend record day normally precedes the payment date by approximately two weeks.

DIVIDEND REINVESTMENT

     4. When will dividends be reinvested toward the purchase of additional Common shares?

          The dividends on Kimco's stock are expected to be paid on the 15th of January, April, July and October to common stockholders and Class B,
     Class C and Class D preferred stockholders and on the 15th of February, May, August and November to Class A preferred stockholders. The reinvestment of dividends will generally begin on the 15th of the dividend paying month (or the first business day following the 15th if that day is not a business day) and will normally extend over a two-to five-day period.

     5. May I reinvest less than the full amount of my dividends?

          By selecting the "Partial Dividend Reinvestment" option on your Enrollment Form, you may effectively direct BankBoston to reinvest the dividends attributable to a lesser number of shares than the full amount of shares you own.

     6. How and when can a Participant change the amount of dividends to be reinvested?

          A Participant may change the dividend reinvestment option at any time by submitting a newly executed Enrollment Form to BankBoston or by writing to BankBoston. A form may be obtained by contacting BankBoston. Any change in the number of shares with respect to which BankBoston is authorized to reinvest cash dividends must be received by BankBoston prior to the record date for a dividend to permit the new amount to apply to that dividend. The dividend record date usually precedes the dividend payment date by approximately two weeks. Kimco's dividends are expected to be paid on the 15th of January, April, July and October to common stockholders and Class B, Class C and Class D preferred stockholders and on the 15th day of February, May, August and November to Class A preferred stockholders, unless that day is not a business day (such as a Sunday), in which case they would be paid on the first business day following.

VOLUNTARY CASH INVESTMENTS

     7. How and when may voluntary cash investments be made?

          A voluntary cash investment may be made when a Participant enrolls in the Plan, and thereafter, as long as a Participant is enrolled in the Plan. The Participant may purchase additional shares of Kimco Common Stock by sending to BankBoston a check or money order in U.S. currency made payable to "BankBoston, N.A." Voluntary cash investments must be received by BankBoston one business day prior to the voluntary cash investment date, which is generally the 15th of the month. No interest is paid on funds held by the Agent pending investment. Participants will be required to pay brokerage commissions on Kimco Common Stock purchased in the open market within the Plan with voluntary cash investments.

     8. When will voluntary cash investments be invested toward the purchase of additional common shares?

          The investment normally begins on the 15th day of the month or, if that is not a business day, the first succeeding day which is a business day, and usually extends over a two to five day period.

     9. What happens if a voluntary cash investment is received after the voluntary cash investment date?

          The purchase of Kimco Common Stock as a result of voluntary cash investments received by BankBoston will normally begin on the voluntary cash investment date in each month. Funds received after that date will be invested the following month. No interest will be paid on funds being held for investment. Participants are, therefore, strongly urged to submit their voluntary cash investments so as to be received one business day prior to the voluntary cash investment date for that month.

     10. In what amounts may voluntary cash investments be made?

          Voluntary cash investments may not be less than $100 and the total of all such investments may not exceed $25,000 in any calendar quarter. There is no obligation to make a voluntary cash investment at any time, and the amount of such investments may vary from month to month. Participants will be required to pay brokerage commissions on Kimco Common Stock purchased in the open market within the Plan with voluntary cash investments.

          Each voluntary cash contribution must be accompanied by a properly executed Cash Remittance Form which is attached to each statement you receive. Cash contributions should be made payable, drawn against United States banks and in United States dollars, and mailed directly to BankBoston, N.A., c/o EquiServe, Dividend Reinvestment Dept., P.O. Box 9041, Boston, Massachusetts 02205-9835. Checks drawn against Non-U.S. Banks must have the U.S. currency imprinted on the check. CASH CONTRIBUTIONS FORWARDED TO ANY OTHER ADDRESS DOES NOT CONSTITUTE A VALID DELIVERY.

          In the event that any check is returned unpaid for any reason, the Agent will consider the request for investment of such money null and void and shall immediately remove from the Participant's account shares, if any, purchased upon the prior credit of such money. A $25.00 fee will also be assessed against the Participant's account. The Agent shall thereupon be entitled to sell these shares to satisfy any uncollected amounts and the $25.00 fee. If the net proceeds of the sale of such shares are insufficient to satisfy the balance of such uncollected amounts and the $25.00 fee, the Agent shall be entitled to sell such additional shares from the participant's account as may be necessary to satisfy the uncollected balance.

     11. How does a Participant request a refund of a voluntary cash investment?

          A Participant may obtain a refund of any voluntary cash investment not yet invested upon written request to BankBoston provided such request is received not later than two business days prior to the voluntary cash investment date.

     12. Where should voluntary cash investments be mailed?

          Voluntary cash investments, made by check or money order, in United States currency, and payable to BankBoston, N.A., may be mailed to:

                                BankBoston, N.A.
                                 c/o EquiServe
                          Dividend Reinvestment Dept.
                                 P.O. Box 9041
                        Boston, Massachusetts 02205-9835

COMMON SHARE PURCHASES

     13. What is the source of Kimco Common Stock to be purchased under the Plan?

          Shares purchased under the Plan will be shares purchased for Participants in the "open market" (by BankBoston on the New York Stock Exchange or any securities exchange where Kimco's Common Stock is traded, in the over-the-counter market, or in negotiated transactions), and may be subject to such terms with respect to price, delivery and other matters as to which BankBoston may agree. Alternatively, or in combination with "open market" purchases, Kimco has the right to satisfy its obligations hereunder by registering and issuing additional shares of Common Stock, subject to compliance with the Securities Act, and the rules and regulations thereunder.

     14. When will shares be purchased?

          Shares purchased in the open market by BankBoston will generally be purchased during the period beginning on the 15th day of the month (or the first business day following if the 15th is not a business day) and usually extending over two to five business days. Shares purchased by BankBoston from Kimco will generally be purchased on the dividend payment or voluntary cash investment date.

     15. What is the price of shares purchased under the Plan?

          The price of shares purchased in the open market will be the average price of all shares purchased for the Plan over the period of days such purchases are made with the net proceeds of the dividends and/or voluntary cash investments then being invested. The price of shares purchased from Kimco will be the closing price of Kimco's Common Stock on the New York Stock Exchange, or any other securities exchange where Kimco's Common Stock is traded, as of the close of business on the second business day prior to the dividend payment or voluntary cash investment date.

     16. How many shares will be purchased for Participants?

          The number of shares to be purchased for a Participant will depend on the net amount of the Participant's dividend or voluntary cash investment, or both, and the price of the shares. Each Participant's account will be credited with the number of shares, including fractions, to three decimal places equal to the total of a Participant's funds available for investment, divided by the purchase price. Whole and fractional shares that accumulate in the Plan will earn dividends, and these dividends also will be automatically reinvested.

COSTS

     17. What costs are associated with investments in the Plan?

          All costs of administration of the Plan will be paid by the Company. Brokerage commissions incurred in connection with the reinvestment of a Participant's dividends (as opposed to voluntary cash investments) through open market purchases of Common Stock made pursuant to the Plan will be paid by the Company, but only in the event that such commissions do not exceed 5% of the cash dividends reinvested by such Participant pursuant to the Plan. In the event that such brokerage commissions exceed 5% of the cash dividends reinvested by such Participant, the entire amount of such commissions will be charged to the Participants. The brokerage commissions currently do not, and are not expected to in the future exceed five percent of the cash dividends distributed by the Company. All brokerage commissions incurred in connection with open market purchases made pursuant to the Plan with respect to voluntary cash investments will be charged to the Participants.

     18. What are the costs associated with selling shares held in the Plan?

          BankBoston will charge brokerage commissions, transfer taxes (if any) and a $5.00 service fee for each authorization to sell shares held in the Plan.

CUSTODIAL SERVICE

     19. How does the custodial service work?

          All shares of Kimco Common Stock that are purchased by Participants on the reinvestment of their dividends and/or voluntary cash investments are held in the name of BankBoston or its nominee and the shares are added to the Participants' balance in the Plan.

SALE OF PLAN SHARES

     20. Can the shares held in the Plan be sold through BankBoston ?

          A Participant can instruct BankBoston to sell any or all of the whole shares held in the Plan. The written notification to BankBoston should include the number of whole shares that are to be sold. BankBoston will make the sale as soon as practicable after receipt of a Participant's request and a check for the proceeds less brokerage commission, transfer taxes (if any) and a $5.00 service fee will usually be sent after the settlement date which is three business days from the date of sale.

          No participant shall have the authority or power to direct the date or sales price at which Common Stock may be sold. Requests must indicate the number of shares to be sold and not the dollar amount to be attained. Any such request that does not clearly indicate the number of shares to be sold will be returned to the Participant with no action taken.

16.   How many shares will be purchased for Participants?

      The number of shares to be purchased for a Participant will depend on the net amount of the Participant's dividend or voluntary cash investment, or both, and the price of the shares. Each Participant's account will be credited with the number of shares, including fractions, to three decimal places equal to the total of a Participant's funds available for investment, divided by the purchase price. Whole and fractional shares that accumulate in the Plan will earn dividends, and these dividends also will be automatically reinvested.

COSTS

17.   What costs are associated with investments in the Plan?

      All costs of administration of the Plan will be paid by the Company. Brokerage commissions incurred in connection with the reinvestment of a Participant's dividends (as opposed to voluntary cash investments) through open market purchases of Common Stock made pursuant to the Plan will be paid by the Company, but only in the event that such commissions do not exceed 5% of the cash dividends reinvested by such Participant pursuant to the Plan. In the event that such brokerage commissions exceed 5% of the cash dividends reinvested by such Participant, the entire amount of such commissions will be charged to the Participants. The brokerage commissions currently do not, and are not expected to in the future exceed five percent of the cash dividends distributed by the Company. All brokerage commissions incurred in connection with open market purchases made pursuant to the Plan with respect to voluntary cash investments will be charged to the Participants.

18.   What are the costs associated with selling shares held in the Plan?

      BankBoston will charge brokerage commissions, transfer taxes (if any) and a $5.00 service fee for each authorization to sell shares held in the Plan.

CUSTODIAL SERVICE

19.   How does the custodial service work?

      All shares of Kimco Common Stock that are purchased by Participants on the reinvestment of their dividends and/or voluntary cash investments are held in the name of BankBoston or its nominee and the shares are added to the Participants' balance in the Plan.

SALE OF PLAN SHARES

20.   Can the shares held in the Plan be sold through BankBoston?

      A Participant can instruct BankBoston to sell any or all of the whole shares held in the Plan. The written notification to BankBoston should include the number of whole shares that are to be sold. BankBoston will make the sale as soon as practicable after receipt of a Participant's request and a check for the proceeds less brokerage commission, transfer taxes (if any) and a $5.00 service fee will usually be sent after the settlement date which is three business days from the date of sale.

      No participant shall have the authority or power to direct the date or sales price at which Common Stock may be sold. Requests must indicate the number of shares to be sold and not the dollar amount to be attained. Any such request that does not clearly indicate the number of shares to be sold will be returned to the Participant with no action taken.

ISSUANCE OF STOCK CERTIFICATES

21.   Will stock certificates be issued for shares purchased?

      Stock certificates will not be issued unless a written request is made to BankBoston. The number of shares you hold in the Plan will be shown on your regular statement of account. The service protects against loss, theft or destruction of stock certificates.

22.   How does a Participant request a stock certificate issuance?

      By contacting BankBoston in writing, you may request, without charge, a stock certificate for any or all of the whole shares held for you in the Plan.

TERMINATION OF PLAN PARTICIPATION

23.   How do I terminate my participation in the Plan?

      In order to terminate participation in the Plan a Participant must notify BankBoston in writing. After receipt of such notice, dividends will be sent to the stockholder in the usual manner. No voluntary cash investments may be made after participation in the Plan is terminated.

      No participant shall have the authority or power to direct the date or sales price at which Common Stock may be sold. Requests must indicate the number of shares to be sold and not the dollar amount to be attained. Any such request that does not clearly indicate the number of shares to be sold will be returned to the Participant with no action taken.

24.   When will a termination notice be effective?

      A termination notice will be effective within 10 business days of receipt by BankBoston, providing such notice is received prior to the record date for a dividend or a voluntary cash investment. A withdrawal/termination form is provided on the reverse side of the account statement for this purpose. This notice should be addressed to BankBoston, N.A., c/o EquiServe, Dividend Reinvestment Dept., P.O. Box 8040, Boston, Massachusetts 02266-8040.

25.   How are shares distributed upon termination?

      Upon termination, a certificate for all whole shares held by a Participant under the Plan will be issued. Alternatively, a Participant may specify in the termination notice that some or all of the whole shares be sold. Any fractional shares held in the Plan at the time of termination will be converted to cash and the Participant will receive a check for the net proceeds.

TAX CONSEQUENCES

26.   What are the income tax consequences of participation in the Plan?

      The reinvestment of dividends does not relieve the Participant of any income tax which may be payable on such dividends.

      In addition, the amount of brokerage commissions paid by Kimco on your behalf will be treated as a distribution to you which is also subject to income tax. The amount paid for brokerage commissions will be includable in your cost basis of shares purchased. The information return sent by BankBoston, N.A., c/o EquiServe, Dividend Reinvestment Dept., P.O. Box 8040, Boston, Massachusetts 02266-8040 to you and the IRS at the end of the year will show the amount of the dividends paid to you.

      The income tax consequences for Participants who do not reside in the United States may vary from jurisdiction to jurisdiction.

      Those considering participation in the Plan are urged to consult with their own tax advisors regarding the specific tax consequences (including the federal, state and local tax consequences) that may result from their participation in the Plan and of potential changes in applicable tax laws.

27. How are federal income tax withholding provisions applied to stockholders who participate in the Plan?

      If you fail to provide certain federal income tax certifications in the manner required by law, dividends on stock and proceeds from the sale of any shares held for your account are subject to federal income tax withholding, currently at the rate of 31%. Certain stockholders (including most corporations) are, however, exempt from the above withholding requirements, provided that certain certifications are made.

      If you are foreign stockholder whose dividends are subject to United States income taxes withholding at the current 30% rate (or lower treaty rate), the appropriate amount will be withheld and the balance will be used to purchase additional shares.

PLAN ADMINISTRATION

28.   How will the Plan be administered?

      BankBoston for Kimco, or a successor selected by Kimco, will administer the Plan for Participants, keep records, send statements of account to Participants, answer Participant's questions and perform other duties related to the Plan.

29. Who should Participants contact for answers to questions regarding the Plan?

      All inquiries regarding the Plan should be sent to:

                                BankBoston, N.A.
                                  c/o EquiServe
                           Dividend Reinvestment Dept.
                                  P.O. Box 8040
                        Boston, Massachusetts 02266-8040

30.   What kind of reports will be sent to Participants in the Plan?

      As soon as practicable after each purchase, a statement of account will be mailed to you by BankBoston. These statements are your continuing record of current activity and should be retained for tax purposes. In addition, each participant will receive all communications sent to every other stockholder. Participants should be aware that it is important to retain all statements received as there could be a fee incurred when requesting the Agent to supply historical information.

31.   Can shares held in the Plan be pledged or assigned?

      Shares held in the Plan may not be pledged or assigned and any such purported pledge or assignment shall be void. If you wish to pledge or assign shares, you must request that a stock certificate for such shares be issued in your name. Stock certificates for fractional shares will not be issued under any circumstances.

32. How will your shares held by BankBoston be voted at stockholders' meetings?

      Shares held for you by BankBoston will be voted as you direct. Each Participant will receive a proxy voting card for the total of their Kimco shares, including whole shares they hold in the Plan. If no instructions are received, the shares will not be voted.

33.   What are the liabilities of Kimco and BankBoston under the Plan?

      Neither Kimco nor BankBoston shall be liable under the Plan for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability 1) arising out of failure to terminate the Participant's account upon such Participant's death prior to receipt of notice in writing of such death or (2) with respect to the prices at which shares are purchased or sold for the Participant's account and the times such purchases or sales are made.

34.   May the Plan be changed or discontinued?

      Kimco reserves the right to amend, modify, suspend, or terminate the Plan, but such action shall have no retroactive effect that would prejudice the interests of the Participants. In the event of Plan termination, certificates for whole shares held by each Participant in the Plan will be delivered together with a check for the net proceeds of the value of any fractional shares.

35.   What law governs the Plan?

      The terms and conditions of the Plan and its operation shall be governed by the laws of the State of New York.

                                 USE OF PROCEEDS


         We will use the net proceeds from the sale of the common stock offered pursuant to the plan for general corporate purposes.


                                     EXPERTS

         Our consolidated balance sheets as of December 31, 1997 and 1996 and our consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997 and the related financial statement schedules, the combined historical summary of revenue and certain operating expenses of certain acquired properties (the "1997 Acquired Properties") for the year ended December 31, 1996, the combined historical summary of revenue and certain operating expenses of certain acquired properties (the "1998 Acquired Properties") for the year ended December 31, 1997, the historical summary of revenues of certain acquired Metropolitan Life properties (the "Met Life Properties") for the year ended December 31, 1997, the combined historical summary of revenues and certain operating expenses of certain acquired properties (the "Second 1998 Acquired Properties") for the year ended December 31, 1997, the combined historical summary of revenues and certain operating expenses of certain acquired properties (the "Third 1998 Acquired Properties") for the year ended December 31, 1997 and the combined historical summary of revenues and certain operating expenses of certain acquired properties (the "Fourth 1998 and 1999 Acquired Properties") for the year ended December 31, 1997, all incorporated by reference in this Prospectus, have been incorporated herein in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

         The consolidated financial statements of The Price REIT, Inc. appearing in The Price REIT, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                  LEGAL MATTERS


         The validity of the Shares of common stock offered hereby will be passed upon for the Company by Latham & Watkins, New York, New York. Certain members of Latham & Watkins and their families own beneficial interests in less than 1% of the common stock of the Company.

================================================================================

         No dealer, salesperson or other individual has been authorized to give any information or make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer by the Company to sell, or a solicitation of an offer to buy, the securities offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct or complete as of any time subsequent to the date hereof.

                           ---------------------------

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

AVAILABLE INFORMATION .....................................................    3

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE ...........................    3

FORWARD-LOOKING INFORMATION................................................    4

THE COMPANY ...............................................................    4

DESCRIPTION OF THE PLAN ...................................................    5

USE OF PROCEEDS ...........................................................   11

EXPERTS ...................................................................   11

LEGAL MATTERS .............................................................   11

================================================================================


================================================================================


                         DIVIDEND REINVESTMENT AND STOCK
                                  PURCHASE PLAN


                            KIMCO REALTY CORPORATION


                                  COMMON STOCK








                             -----------------------


                               P R O S P E C T U S



                             -----------------------









                                 MARCH 9, 1999






================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The estimated expenses, other than underwriting discounts and commissions, in connection with the offering of the securities being registered are as follows:

Registration Fee  .......................................           $4,990.23

Printing  Fee............................................           $3,700.00

Legal Fees and Expenses  ................................           $6,000.00

Accounting Fees and Expenses  ...........................           $5,000.00

         Total  .........................................          $19,690.23
                                                                   ==========

ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Maryland General Corporation Law (the "MGCL") permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The charter of the Company contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

         The charter of the Company authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to
(a) any present or former director or officer or (b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Bylaws of the Company obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. The charter and Bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

         The MGCL requires a corporation (unless its charter provides otherwise, which the Company's charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the MGCL requires the Company, as a condition to advancing expenses to obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met.

ITEM 16.  EXHIBITS.

Exhibit No.                             Description
-----------                             -----------

     *4.1   Kimco Realty Corporation Dividend Reinvestment and Stock Purchase
            Plan.

    **5.1 Opinion of Latham & Watkins regarding the legality of the securities being registered.

    *24.1   Consent of PricewaterhouseCoopers LLP

   **24.2   Consent of Latham & Watkins (included in Exhibit 5.1).

----------

*    Filed herewith

** Previously filed on March 26, 1993 with Registrant's Registration Statement on Form S-3.

ITEM 17.  UNDERTAKINGS.

(a)   Rule 415 Offering.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   Filings Incorporating Subsequent Exchange Act Documents by Reference.

         The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Acceleration of Effectiveness.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions described under Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of New Hyde Park, State of New York on this 9th day of March, 1999.


                                          KIMCO REALTY CORPORATION

                                          By: /s/ Michael  V. Pappagallo
                                                 --------------------------
                                                 Michael  V. Pappagallo
                                                 Vice President and
                                                   Chief Financial Officer

         Pursuant to the requirements of the Securities Act, this Amendment to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



     SIGNATURE                                TITLE                                DATE
     ---------                                -----                                ----


/s/ Martin S. Kimmel
---------------------------------------       Director                             March 9, 1999
        Martin S. Kimmel

/s/ Milton Cooper
---------------------------------------       Chairman of the Board of             March 9, 1999
        Milton Cooper                         Directors and Chief Executive
                                              Officer

/s/ Michael J. Flynn
---------------------------------------       Vice Chairman of the Board of        March 9, 1999
        Michael J. Flynn                      Directors, President and Chief
                                              Operating Officer

/s/ Michael V. Pappagallo
---------------------------------------       Vice President and Chief             March 9, 1999
        Michael V. Pappagallo                 Financial Officer

/s/ Richard G. Dooley
---------------------------------------       Director                             March 9, 1999
        Richard G. Dooley

/s/ Frank Lourenso
---------------------------------------       Director                             March 9, 1999
        Frank Lourenso

/s/ Joseph Grills
---------------------------------------       Director                             March 9, 1999
        Joseph Grills

/s/ Joseph K. Kornwasser
---------------------------------------       Director and Senior Executive        March 9, 1999
        Joseph K. Kornwasser                  Vice President

                                INDEX TO EXHIBITS

Exhibit No.                                               Sequential page number

*4.1 Kimco Realty Corporation Dividend Reinvestment and Stock Purchase Plan.

**5.1 Opinion of Latham & Watkins regarding the legality of the securities being registered.

*24.1        Consent of PricewaterhouseCoopers LLP

**24.2       Consent of Latham & Watkins (included in Exhibit
             5.1).

----------

*    Filed herewith

** Previously filed on March 26, 1993 with Registrant's Registration Statement on Form S-3